Exhibit 99.1

COOPER STANDARD REPORTS THIRD QUARTER 2011 FINANCIAL RESULTS

Company continues revenue growth and double-digit adjusted EBITDA margins

NOVI, Mich., November 11, 2011—Cooper-Standard Holdings Inc. (OTCBB: COSH), the parent company of Cooper Standard Automotive and a leading global supplier of automotive sealing, fluid and anti-vibration systems, today announced financial results for the third quarter ended September 30, 2011. The Company also reaffirmed its previous outlook for 2011.

“In a quarter that was marked by volatility in consumer confidence and economic turbulence in Europe, we are pleased to have significantly grown our revenues and to have, once again, achieved double-digit adjusted EBITDA margins,” said Jim McElya, chairman and chief executive officer, Cooper Standard. McElya continued, “Although the outlook for light vehicle production is uncertain in Europe and South America, the footprint that we have established in these regions has enhanced our position to compete for global platforms. We also continue to benefit from volume growth in North America, fueled by the strong performance of our North American OEM customers.”

Third quarter and nine months ended September 30, 2011 results

The Company reported revenue of $708.5 million for the third quarter of 2011, up 21% when compared with revenue of $585.7 million in the third quarter of 2010. Revenue for the nine months ended September 30, 2011 was $2.16 billion, compared to $1.81 billion in the same period of 2010. The revenue increase reflects higher industry volumes, favorable foreign currency exchange movement and revenue from operations acquired in 2011 ($51.1 million for the quarter and $100.2 million for the nine month period).

Cooper Standard reported net income of $15.7 million in the third quarter of 2011 compared to $20.8 million in 2010’s third quarter. Third quarter 2011 results were favorably impacted year-over-year by higher production volumes, foreign exchange movement on sales and normalized compensation rates, but these factors were more than offset by unrealized foreign exchange fluctuations, raw material price increases, operating costs and restructuring charges. Net income for the nine months ended September 30, 2011 was $79.6 million. The Company’s financial statements for the 2010 comparable period included fresh start and other accounting adjustments related to the Company’s reorganization and therefore do not offer a reasonable basis for comparison.

Gross profit for the third quarter increased to $108.6 million, or 15.3% of sales, from $102.1 million, or 17.4% of sales, in the third quarter of 2010. For the nine month period ended September 30, 2011, gross profit was $353 million, or 16.4% of sales, compared to $312.8 million, or 17.3% of sales, in last year’s comparable period. The decline in gross profit as a percentage of sales primarily reflects lower margins at acquired businesses and increased raw material prices.

Cooper Standard also reported third quarter 2011 adjusted EBITDA of $73.4 million, or 10.4% of sales, compared with $67.2 million, or 11.5% of sales, in the third quarter of 2010. Adjusted EBITDA for the nine months ended September 30, 2011 was $257.5 million, as compared to $214.8 million for the comparable period in 2010.

2011 Outlook

Despite industry volatility and concerns regarding production volumes in Europe and South America, the Company is reaffirming the previous quarter’s outlook for the year, including projected 2011 sales of $2.8 billion to $2.9 billion.

Net Income to adjusted EBITDA reconciliation

The following table provides a reconciliation of EBITDA and adjusted EBITDA to net income, which is the most directly comparable financial measure in accordance with U.S. GAAP (dollars in millions):

	Three Months Ended September 30, 2011	Nine Months Ended September 30, 2011
Net income	$15.7	$79.6
Provision for income tax expense	8.0	26.8
Interest expense, net of interest income	9.6	30.2
Depreciation and amortization	31.7	92.0

EBITDA	$65.0	$228.6
Restructuring (1)	6.5	48.1
Noncontrolling interest restructuring (2)	(1.3)	(19.0)
Inventory write-up (3)	—	0.7
Net gain on partial sale of joint venture (4)	—	(11.4)
Stock-based compensation (5)	3.0	8.3
Acquisition costs (6)	0.2	2.2

Adjusted EBITDA	$73.4	$257.5

(1)	Includes non-cash restructuring.
(2)	Proportionate share of restructuring costs related to FMEA joint venture.
(3)	Write-up of inventory to fair value the FMEA joint venture, net of noncontrolling interest.
(4)	Net gain on partial sale of ownership percentage in joint venture.
(5)	Non-cash stock amortization expense and non-cash stock option expense for grants issued at emergence from bankruptcy.
(6)	Costs incurred relating to the FMEA joint venture agreement.

Management considers EBITDA and adjusted EBITDA as key indicators of the Company’s operating performance and believes that these and similar measures are widely used by investors, securities analysts and other interested parties in evaluating the Company’s performance. Adjusted EBITDA is defined as net income adjusted to reflect income tax expense, interest expense net of interest income, depreciation and amortization and certain non-recurring items that management does not consider to be reflective of the Company’s core operating performance.

When analyzing the Company’s operating performance, investors should use EBITDA and adjusted EBITDA in addition to, and not as alternatives for, net income, operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of the Company’s performance. EBITDA and adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results of operations as reported under GAAP. Other companies may report EBITDA and adjusted EBITDA differently and therefore Cooper Standard’s results may not be comparable to other similarly titled measures of other companies. In addition, in evaluating adjusted EBITDA, it should be noted that in the future Cooper Standard may incur expenses similar to or in excess of the adjustments in the above presentation. This presentation of adjusted EBITDA should not be construed as an inference that Cooper Standard’s future results will be unaffected by unusual or non-recurring items.

Conference call details

The company’s earnings results are also posted to the Cooper Standard website, http://www.cooperstandard.com. Cooper Standard’s executive team will host a conference call and webcast on Tuesday, Nov. 15 at 9 a.m. ET to discuss its third quarter 2011 results, provide a general business update and respond to investor questions. An interactive webcast will also be available via http://www.cooperstandard.com/investor_home.php.

To participate in the live question-and-answer session, callers in the United States and Canada should dial toll-free 800-949-4315 (international callers dial 678-825-8315) and provide the conference ID 18788167 or ask to be connected to the Cooper Standard teleconference. Callers should dial in at least five minutes prior to the start of the call. Financial and automotive analysts are invited to ask questions after the presentations are made. Individuals unable to participate during the live teleconference or webcast may visit the Investor Relations portion of the Cooper Standard website (http://www.cooperstandard.com/investor_home.php) for a webcast or podcast replay of the presentation.

About Cooper Standard

Cooper Standard, headquartered in Novi, Mich., is a leading global supplier of systems and components for the automotive industry. Products include body sealing systems, fluid handling systems and anti-vibration systems. Cooper Standard employs approximately 21,000 people globally and operates in 19 countries around the world. For more information, please visit the company’s website at www.cooperstandard.com.

Forward Looking Statements

This news release includes forward-looking statements, reflecting current analysis and expectations, based on what are believed to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause actual results to differ materially from those projected, stated or implied, depending on many factors, including, without limitation: the inability to compare the company’s financial condition or results historically due to fresh start accounting; the ability to maintain contracts and suppliers and customer relationships; limitations on flexibility in operating our business contained in our debt agreements; our dependence on the automotive industry; availability and cost of raw materials; our exposure to natural disasters; our dependence on certain major customers; competition in the automotive industry; sovereign and other risks related to our conducting operations outside the United States; the uncertainty of our ability to achieve expected cost reduction savings; our exposure to product liability and warranty claims; labor conditions; our vulnerability to changes in interest rates; our ability to meet customers’ needs for new and improved products in a timely manner; our ability to attract and retain key personnel; potential conflicts of interest between our owners and us; our legal rights to our intellectual property portfolio; our pension plans; and environmental and other regulations. There may be other factors that may cause the company’s actual results to differ materially from those projected in any forward-looking statement. Accordingly, there can be no assurance that Cooper Standard will meet future results, performance or achievements expressed or implied by such forward-looking statements. This paragraph is included to provide a safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change and which Cooper Standard does not intend to update.

There may be other factors that may cause the company’s actual results to differ materially from those projected in any forward-looking statements. Cooper Standard undertakes no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date such statements were made or to reflect the occurrence of unanticipated events.

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Contact for Analysts:

Glenn Dong

Cooper Standard

(248) 596-6031

investorrelations@cooperstandard.com

Contact for Media:

Sharon Wenzl

Cooper Standard

(248) 596-6211

sswenzl@cooperstandard.com